Draft Press Release

December 31, 2007

VYTA CORP SELLS ITS INTEREST IN EXYPNOTECH GMBH TO TAGSTAR-SYSTEMS GMBH

December 31, 2007– Denver, CO – Vyta Corp (OTCBB: VYTC)  -- Vyta Corp announced today that it closed on the sale of its 49% minority interest in ExypnoTech GmbH to Tagstar-Systems GmbH on December 27, 2007, for which Tagstar-Systems GmbH paid Vyta Corp $250,000 cash.

Paul H. Metzinger, President and Chief Executive Officer of Vyta Corp, said: “After months of exploring many alternatives, including the possible merger of ExyypnoTech GmbH into TagStar-Systems GmbH, due to insurmountable legal obstacles posed by German laws and the unwillingness of the controlling non-management shareholder of TagStar-Systems to cooperate, this sale was the only realistic and viable alternative available to Vyta Corp to realize any value for its interest. Had Vyta Corp not sold its interest in ExypnoTech, the Company faced the likely alternative of a forced voluntary liquidation of ExypnoTech by that controlling shareholder.”

On a positive note, Metzinger stated that, “Vyta Corp retains its ownership of all our intellectual property and the Company is currently negotiating two royalty bearing commercial license agreements relating to the particle interconnect technology.  Vyta Corp has finally realized a return on its investment in ExypnoTech.  This turn of events will allow the Company to focus its attention on closing new agreements for the particle interconnect technology and on its investment in BIOAGRA LLC.”

About Vyta Corp

Vyta Corp of Denver, Colorado, is traded on the over-the-counter NASDAQ stock market (OTC: BB: VYTC) as well as on the Frankfurt, Hamburg, XETRA and Munich Exchanges (OTC: VYTA).

Vyta Corp owns a 50% interest in BIOAGRA, LLC, a joint venture to manufacture and sell Agrastim®, a purified yeast Beta-1,3/1,6-D glucan product which is used as an additive in feed stocks for living organisms.

In addition to the 11 patents it owns, Vyta Corp has other intellectual properties related to NCS™ (NanoPierce Connection System). This advanced system is designed to provide significant improvement over conventional electrical and mechanical interconnection methods for high-density circuit boards, components, sockets, connectors, semiconductor packaging and electronic systems. For more information on Vyta Corp please visit the website: http://www.vytacorp.com

This announcement contains forward-looking statements about Vyta Corp that may involve risks and uncertainties. Important factors relating to the Company’s operations could cause results to differ materially from those contained in forward-looking statements and further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to Vyta Corp on the date hereof and Vyta Corp assumes no obligation to update such statements.

CONTACTS:

Vyta Corp
Paul H. Metzinger
President  & Chief Executive Officer
370 17th Street, Suite 3640
Denver, CO 80202, USA
Phone: 1-303-592-1010
Fax: 1-303-592-1054
E-mail: paul@nanopierce.com